Exhibit 99.1

Eton Pharmaceuticals Announces Submission of Prior Approval Supplement to Expand Indication of KHINDIVI® (hydrocortisone) Oral Solution

●	FDA submission seeks to bring KHINDIVI to larger pediatric patient population within the adrenal insufficiency market
●	New formulation successfully demonstrated bioequivalence to ALKINDI SPRINKLE®
●	Submission allows for a potential first half 2027 approval of the expanded indication

DEER PARK, Ill., July 29, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that the Company’s new formulation of KHINDIVI (hydrocortisone) oral solution successfully showed bioequivalence to ALKINDI SPRINKLE (hydrocortisone) oral granules, the FDA-approved hydrocortisone granule formulation, and the Company has submitted a Prior Approval Supplement (PAS) to the U.S. Food and Drug Administration (FDA) requesting an expansion of the product’s label to include younger pediatric patients. KHINDIVI is currently approved for patients ages five years and above.

“Today's submission represents an important milestone in our strategy to make KHINDIVI available to the broadest possible pediatric adrenal insufficiency population. We know the largest need for an FDA-approved oral liquid hydrocortisone remains with children under age five, so we are excited to fill this gap. Our new formulation was designed with young children in mind and now that we have submitted a PAS application demonstrating bioequivalence, we are one step closer to potentially expanding the label in the first half of 2027. We believe broadening the approved age range will drastically accelerate adoption of the product,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

KHINDIVI is the only FDA-approved oral solution of hydrocortisone and was approved in May 2025 as a replacement therapy in pediatric patients five years of age and older with adrenocortical insufficiency. The product was designed to offer precise, ready-to-use dosing without the need for tablet manipulation or relying on non-FDA approved compounded liquid suspensions, providing a therapy option for patients who have difficulty swallowing tablets or those with special administration needs, such as a gastric tube.

Adrenocortical insufficiency is a rare, but serious condition in which the adrenal glands do not produce sufficient cortisol. Eton estimates that there are approximately 10,000 pediatric adrenal insufficiency patients in the U.S.

INDICATION

KHINDIVI is a corticosteroid indicated as replacement therapy in pediatric patients 5 years of age and older with adrenocortical insufficiency.

Limitation of Use

KHINDIVI is not approved for increased dosing during periods of stress or acute events. Use a different hydrocortisone-containing drug product for stress dosing.

IMPORTANT SAFETY INFORMATION

Contraindication

Hypersensitivity to hydrocortisone or any of the other ingredients in KHINDIVI oral solution.

Warnings and Precautions

Adrenal Crisis: Undertreatment or sudden discontinuation of therapy with KHINDIVI may lead to symptoms of adrenal insufficiency, adrenal crisis, and death. Adrenal crisis may also be induced by stress events, such as infections or surgery when patients require higher doses of corticosteroids. During periods of stress (e.g., infections, surgery), switch to another oral hydrocortisone product and increase the dose if oral medications are tolerated. Monitor patients when switching to KHINDIVI to ensure KHINDIVI is providing the same level of hydrocortisone exposure as the previously used oral hydrocortisone formulation. If symptoms of adrenal insufficiency occur, increase the total daily dosage of KHINDIVI.

Systemic Adverse Reactions Due to Inactive Ingredients:

Hyperosmolarity

KHINDIVI is not approved in pediatric patients less than 5 years of age. The inactive ingredients polyethylene glycol 400, propylene glycol, and glycerin undergo substantial systemic absorption, individually or in combination, resulting in increased plasma osmolarity in all pediatric patients, especially in pediatric patients less than 5 years of age. Monitor pediatric patients using KHINDIVI for signs and symptoms consistent with hyperosmolarity.

Metabolic Acidosis and Other Adverse Reactions

The inactive ingredient polyethylene glycol 400 and propylene glycol that may result in metabolic acidosis, hypoglycemia, hepato-renal injury, and central nervous system toxicity (e.g., seizure and coma), may increase the risk of adrenal crisis. Monitor laboratory values and for physical signs and symptoms of these adverse reactions.

Laxative Effects Due to Inactive Ingredients

The inactive ingredients polyethylene glycol 400 and glycerin, whether alone or in combination, may cause gastrointestinal irritation resulting in vomiting and/or diarrhea. These gastrointestinal reactions may increase the risk of adrenal crisis. Monitor for signs or symptoms of gastrointestinal irritation and associated fluid and electrolyte abnormalities.

Immunosuppression and Increased Risk of infection with Use of a Dosage Greater Than Replacement: The use of a greater than replacement dosage can suppress the immune system and increase the risk of infection with any pathogen, including viral, bacterial, fungal, protozoan, or helminthic pathogens. Monitor for the development of infection and consider dosage reduction as needed.

Growth Retardation: Long-term use in excessive doses may cause growth retardation. Use the minimum dosage of KHINDIVI to achieve desired clinical response and monitor the patient’s growth.

Cushing’s Syndrome Due to Use of Excessive Doses of Corticosteroids: Prolonged use with supraphysiologic doses may cause Cushing’s syndrome. Monitor patients for signs and symptoms of Cushing’s syndrome every 6 months.

Decrease in Bone Mineral Density: Corticosteroids decrease bone formation and increase bone resorption which may lead to the development of osteoporosis. Use the minimum dosage of KHINDIVI to achieve desired clinical response.

Psychiatric Adverse Reactions: Use may be associated with severe psychiatric adverse reactions, such as euphoria, mania, psychosis with hallucinations and delirium, or depression. Symptoms typically emerge within a few days or weeks of starting the treatment. Most reactions resolve after either dose reduction or withdrawal, although specific treatment may be necessary. Monitor patients for behavioral and mood disturbances during treatment. Instruct caregivers and/or patients to seek medical advice if psychiatric symptoms develop.

Ophthalmic Adverse Reactions: Cataracts, glaucoma, and central serous chorioretinopathy have been reported with prolonged use of high doses. Monitor patients for blurred vision or other visual disturbances, and if they occur, refer them to an ophthalmologist.

Gastrointestinal Adverse Reactions: There is an increased risk of gastrointestinal perforation in patients with certain gastrointestinal disorders. Signs of gastrointestinal perforation, such as peritoneal irritation, may be masked in patients receiving corticosteroids. Corticosteroids should be used with caution if there is a probability of impending perforation, abscess, or other pyogenic infections; diverticulitis, fresh intestinal anastomoses, and active or latent peptic ulcer.

Concurrent administration of corticosteroids with nonsteroidal anti-inflammatory drugs (NSAIDs) may increase the risk of gastrointestinal adverse reactions. Monitor patients receiving corticosteroids and concomitant NSAIDs for gastrointestinal adverse reactions.

Risk of Kaposi’s Sarcoma with Use of a Dosage Greater Than Replacement: Kaposi’s sarcoma has been reported to occur in patients receiving corticosteroid therapy, most often for chronic conditions at a dosage greater than replacement (supraphysiologic dosage). If patients take a supraphysiologic chronic dosage of KHINDIVI, they are at increased risk of developing Kaposi’s sarcoma.

Vaccination: Administration of live vaccines may be acceptable in KHINDIVI-treated pediatric patients with adrenocortical insufficiency who receive replacement corticosteroids.

Adverse Reactions

The serious adverse reactions associated with KHINDIVI are adrenal crisis, systemic adverse reactions due to inactive ingredients, immunosuppression and increased risk of infection with dosage greater than replacement, Cushing’s Syndrome, growth retardation, Kaposi’s Sarcoma risk, psychiatric, ophthalmic and gastrointestinal adverse reactions.

To report a suspected adverse event related to KHINDIVI, contact Eton Pharmaceuticals, Inc. at 1-855-224-0233 or the U.S. Food and Drug Administration (FDA) at http://www.fda.gov/MedWatch or call 1-800-FDA-1088.

Please see full Prescribing Information for more information.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has eleven commercial rare disease products: KHINDIVI®, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, IMPAVIDO®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com